Exhibit 10.1

September 6, 2013

Robert M. Dennerlein

[Address]

Dear Bob:

Dialogic Inc. (“Dialogic” or “Company”), is pleased to make you this offer of employment according to the following terms and conditions.

Position:	EVP, Finance and Chief Financial Officer or such other position as Dialogic may designate from time to time.

Work Location:	Parsippany, NJ

Reporting To:	Kevin Cook, President & CEO, or such other individual as Dialogic may designate from time to time.

Start Date:	Monday, September 23, 2013

Annual Base Salary:	$300,000 USD less applicable deductions and withholdings.

This equates to $25,000 USD per month. Statement of salary as an annual amount is not intended to and does not form a contract of employment and in no way negates the At Will Employment provisions of this offer letter.

Annual Bonus: You will be eligible to earn an annual incentive bonus that, at target levels, equals fifty percent (50%) of your base salary in the applicable performance period. Whether you receive such a bonus, and the amount of any such bonus, shall be determined by the Company’s Board of Directors (“Board”) in its sole and reasonable discretion, and shall be based on the Board’s assessment of achievement of performance objectives to be established by the Board (or duly authorized committee thereof) and the Chief Executive Officer. Any earned bonus shall be subject to standard payroll deductions and withholdings, and paid no later than March 15th of the year following the applicable bonus year. Except as set out in the Termination/Severance Section below, you must be employed on the day that the bonus (if any) is paid in order to earn the bonus.

Payroll Period: You will be paid according to the Company’s standard payroll procedure in the United States. Payroll is currently paid bi-weekly, every other Friday. You will receive

Robert Dennerlein Offer Letter	Page 2 of 23	Date: September 6, 2013

your first paycheck on the first payroll period following either your date of hire or when the next payroll is run, whichever is applicable.

Stock Options: Provided that such grant is approved by the Company’s Board of Directors and provided you execute all necessary documentation requested by the Company, you will be issued stock options and/or Restricted Stock Units in the Company where the stock price at the date of issue multiplied by the number of options and/or Restricted Stock Units you receive equals a total of $300,000. This grant will be subject to vesting and will be made pursuant to the terms of the Company’s stock option plan in effect at the date of grant and as such stock option plan may be modified from time to time.

Vacation: We agree to provide you with 20 vacation days per calendar year. Your number of vacation days in the initial calendar year of your employment is prorated to your Start Date. Should the Company’s policy change so that it would entitle you to more than 20 vacation days per year, you will be covered by such policy, which would be based on your Start Date.

Personal Days: In January of each calendar year, the Company grants six days of personal leave to all employees to be used during the remainder of the calendar year, as per Company policy. In your initial year of employment, these six personal days are pro-rated based on your actual Start Date. While this time is intended primarily to be used in lieu of sick leave, it is your time to manage as you see fit. Personal days may not be carried forward from year to year. Unused personal days may be banked as sick leave, to a maximum of 30 days total, for use for yourself or a family member, but they are not considered “earned time off” and are not compensated in the event of termination of your employment with Company. You will be granted two (2) personal days to use during the remainder of 2013.

Health Insurance and Benefits Program: A Human Resources Representative will answer any questions you may have about the benefits offered. As a condition of employment, you are expected to complete all documents provided by the company as part of your employment conditions in a timely manner, as benefits commence with the first of the month following your first day of employment.

Employee Stock Purchase Plan: Dialogic currently offers its full-time employees the opportunity to participate in its Employee Stock Purchase Plan and you will have such opportunity for so long as the Employee Stock Purchase Plan is in effect. Details for participation in the Employee Stock Purchase Plan are available through Company’s Human Resources Department.

401(k): You will automatically be enrolled in the Company’s 401(k) plan at the minimum contribution level of 3% unless you opt out of the 401(k) plan.

                    Initialed

www.dialogic.com
1515 Route 10 East, Parsippany, NJ 07054 USA

Human Resources: +1(973) 967-6607 Rosanne Sargent/ +1(973) 967-6254 Patty O’Brien; FAX: +1(781) 433-9226

Robert Dennerlein Offer Letter	Page 3 of 23	Date: September 6, 2013

Travel: The position you are accepting is a position that requires travel. You agree to comply with the Company’s travel policies as published on the Company intranet, and as otherwise communicated by the Company from time to time.

Full Time Work/Non-Competition and Non-Solicitation Agreement: You agree to devote your full time, attention, and energies to the business of the Company. To this end, you promise not to engage in any other employment, whether or not for profit, while in the employ of the Company to the extent that such employment would in any way interfere with your duties with Company or limit your time or commitment to this position. In addition you agree to enter into the Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit C and which forms an integral part of this offer letter.

Law Applicable: All terms of this offer letter shall be interpreted under the laws of the State of New Jersey.

At-Will Employment: Although we are looking forward to a mutually rewarding relationship, the employment you are being offered is at-will. This means that just as you are free to leave your employment with us at any time and for any reason, the Company has the right to terminate their employment relationship with you at any time and for any reason. You also understand that although the general terms and conditions that will be in effect at the outset of your employment are set forth in this letter, the Company reserves the right to change, modify or eliminate any of the terms, conditions, and/or benefits described in this offer letter and/or their policies at any time, at their sole discretion and without any prior notice. Furthermore, the at-will nature of your employment may not be changed by any policy, practice or representation made by the Company, except by a written employment contract signed by you and an Officer of the Company.

Termination; Severance:

(a) Resignation without Good Reason; Termination For Cause; Termination Due to Death or Disability. If, at any time, you resign your employment without Good Reason (as defined herein), or if the Company terminates your employment for Cause (as defined herein), or if either party terminates your employment as a result of your death or disability, you will receive your base salary accrued through your last day of employment and any earned, unused vacation (if applicable) accrued through your last day of employment. In any of these events, you will not be entitled to any other form of compensation from the Company, including any severance benefits. In the event that you voluntarily terminate your relationship with the Company, you agree to give the Company a minimum of two (2) months’ notice (“Notice Period”) that you intend to separate from the Company, and during that period, you agree to diligently exercise your full job responsibilities, including providing a successful turnover to either your direct manager or to any designee provided by the Company at the end of such Notice Period. The Company

                    Initialed

www.dialogic.com
1515 Route 10 East, Parsippany, NJ 07054 USA

Human Resources: +1(973) 967-6607 Rosanne Sargent/ +1(973) 967-6254 Patty O’Brien; FAX: +1(781) 433-9226

Robert Dennerlein Offer Letter	Page 4 of 23	Date: September 6, 2013

reserves the right to advise you that the Notice Period shall be shorter in the event it does not need your services throughout the entire Notice Period.

(b) Termination without Cause; Resignation for Good Reason. If, at any time, either (x) the Company terminates your employment without Cause, and other than if your employment terminates as a result of your death or disability, or (y) you resign for Good Reason, and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to your satisfaction of the conditions below, you will be entitled to receive (collectively, the “Severance Benefits”):

(i) Salary Continuation. Twelve (12) months of your then current Base Salary, ignoring any decrease in Base Salary that forms the basis for Good Reason, less all applicable withholdings and deductions (regardless of the date of termination the “Salary Continuation”), paid in equal installments on the Company’s normal payroll schedule for the first twelve (12) months following your Separation from Service (provided that no payments will be made prior to the 60th day following your Separation from Service, and on such 60th day, the Company will pay you in a lump sum the Salary Continuation that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Code Section 409A).

(ii) Annual Bonus. A lump sum payment equal to the Annual Bonus that you would have earned, had you remained employed through the payment date, based on the actual achievement of the performance goals, as determined by the Board, but pro-rated based on the number of days you served as an active employee in the year of termination, paid in a lump sum on the date that the Company pays the Annual Bonus to active employees for that year, but in all cases not later than March 15 of the year following the year of termination.

(iii) Payments for COBRA. If you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans following your Separation from Service, then the Company will pay to you the same dollar amount of the health insurance premiums that it was paying on your behalf immediately prior to your Separation from Service, from that date until the earliest of (A) the close of the 12th month period following your Separation from Service, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the termination date through the earliest of (A) through (C), the “COBRA Payment Period”). The Company will make these payments, subject to applicable tax deductions, during each month in which you receive the coverage in the check that contains with your Salary Continuation payment for that month. On the 60th day following your Separation from Service, the Company will make the first payment under this clause equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the Separation from Service, with the balance of the payments paid thereafter on the schedule described above. If you become eligible for coverage under another employer’s group

                    Initialed

www.dialogic.com
1515 Route 10 East, Parsippany, NJ 07054 USA

Human Resources: +1(973) 967-6607 Rosanne Sargent/ +1(973) 967-6254 Patty O’Brien; FAX: +1(781) 433-9226

Robert Dennerlein Offer Letter	Page 5 of 23	Date: September 6, 2013

health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause will cease.

The Severance Benefits are conditional upon (a) your continuing to comply with your obligations under your Non-Disclosure, Confidentiality and Non-Solicitation Agreement and your Inventions and Secrecy Agreement and your Non-Competition and Non-Solicitation Agreement; (b) your delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company within 60 days following your Separation from Service; and (c) your delivering to the Company a letter resigning from any office which you hold within the Company and its affiliates at that time and any board of directors positions which you hold at that time in the Company and its affiliates effective no later than the date of your termination date (or such other date as requested by the Board).

(c) Termination without Cause; Resignation for Good Reason – Change of Control. If on or within twelve (12) months following the closing of a future Change of Control, either (x) the Company or a successor corporation terminates your employment without Cause and other than as a result of your death or disability, or (y) you resign for Good Reason (as defined herein), and provided such termination constitutes a Separation from Service, then, in addition to receiving the Severance Benefits, you will also receive (subject to your satisfaction of the conditions to receiving the Severance Benefits) the acceleration of the vesting of all of your then-outstanding compensatory stock grants as of the date of termination.

1.	Definitions.

(a) Change of Control. “Change of Control” will mean the consummation of any one of the following events, but only if such event also constitutes a “change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” as defined under Treasury Regulation Section 1.409A-3: (a) a sale, lease or other disposition of all or substantially all of the assets of the Company; (b) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company’s outstanding voting power of the surviving entity (or its parent) following the consolidation, merger or reorganization or (c) any transaction (or series of related transactions involving a person or entity, or a group of affiliated persons or entities) in which in excess of fifty percent (50%) of the Company’s outstanding voting power is transferred (excluding (i) any consolidation or merger effected exclusively to change the domicile of the Company, or (ii) any transaction or series of transactions with any then-existing shareholder of the Company or their affiliates or any holder of the Company’s debt principally for bona fide equity financing purposes in which cash is

                    Initialed

www.dialogic.com
1515 Route 10 East, Parsippany, NJ 07054 USA

Human Resources: +1(973) 967-6607 Rosanne Sargent/ +1(973) 967-6254 Patty O’Brien; FAX: +1(781) 433-9226

Robert Dennerlein Offer Letter	Page 6 of 23	Date: September 6, 2013

received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof).

(b) Cause. For purposes of this offer letter, “Cause” will mean one or more of the following: (i) your conviction of a felony; (ii) your commission of any act of fraud with respect to the Company; (iii) any intentional misconduct by you that has a material adverse effect upon the Company’s business; (iv) your breach of any fiduciary or contractual obligation that you owe to the Company that has a material adverse effect upon the Company’s business; (v) willful misconduct or gross negligence in the performance of your duties hereunder, including (without limitation) your refusal to comply in any material respect with the legal directives of the Board or the CEO, so long as such directives are not inconsistent with your position and duties, provided that if such willful misconduct or gross negligence is capable of cure, the Company provides you with thirty (30) days written notice to cure such willful misconduct or gross negligence.

(c) Good Reason. For the purposes of this offer letter, “Good Reason” will mean your resignation in writing from all positions you then hold with the Company as a result of any one of the following events which occurs without your consent and provided you notify the Company in writing, within thirty (30) days after the occurrence of one of the following actions, that you intend to terminate your employment no earlier than thirty (30) days after providing such notice, and the Company fails to cure such actions within thirty (30) days after receipt of such notice, and such resignation is effective not later than sixty (60) days (or shorter timeframe if mutually agreed to in writing by you and the Company) after the expiration of the applicable thirty (30) day cure period: (i) a material reduction of your then current Base Salary, which the parties agree is a reduction by 10% or more; (ii) any material diminution of your duties, responsibilities, or authority to a level below that of an officer of the Company, excluding for this purpose (1) an isolated or inadvertent action not taken in bad faith that is remedied by the Company immediately after notice thereof is given by you, (2) any change in your title, duties, responsibilities or authority if you are given or you retain other officer level duties within the Company and (3) a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity, whether or not public, provided you retain duties, position or responsibilities consistent with that of a senior executive of the Company or the larger entity (for example, there will not be Good Reason if Executive is not made the Chief Financial Officer of the acquiring corporation, but instead retains duties, position or responsibilities consistent with that of a senior executive of the Company ); or (iii) any requirement that you relocate to a work site that results in a material adverse change in the geographic location at which you most often provide services, which the parties agrees is an increase in your one-way commute by more than fifty (50) miles.

(d) Code. For the purposes of this offer letter, “Code” means the Internal Revenue Code of 1988, as amended.

                    Initialed

www.dialogic.com
1515 Route 10 East, Parsippany, NJ 07054 USA

Human Resources: +1(973) 967-6607 Rosanne Sargent/ +1(973) 967-6254 Patty O’Brien; FAX: +1(781) 433-9226

Robert Dennerlein Offer Letter	Page 7 of 23	Date: September 6, 2013

280G Best After Tax. If any payment or benefit you would receive from the Company or otherwise in connection with a change of control or other similar transaction (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount ((x) or (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a Reduced Amount will give rise to the greater after tax benefit, the reduction in the Payments will occur in the following order: (a) reduction of cash payments; (b) cancellation of accelerated vesting of equity awards other than stock options; (c) cancellation of accelerated vesting of stock options; and (d) reduction of other benefits paid to you. Within any such category of payments and benefits (that is, (a), (b), (c) or (d)), a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are. In the event that acceleration of compensation from your equity awards is to be reduced, such acceleration of vesting will be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant.

Section 409A. Notwithstanding anything to the contrary herein, it is intended that the Severance Benefits and other payments payable under this offer letter satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-(b)(9) and this offer letter will be construed to the greatest extent possible as consistent with those provisions. For purposes of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), all payments made under this offer letter, including without limitation your right to receive any installment payments under this offer letter (whether severance payments, reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment.

It is intended that any severance payment and any other benefits provided hereunder that are not exempt from application of Section 409A will be interpreted and administered so as to comply with the requirements of Code Section 409A to the greatest extent possible, including the requirement that, notwithstanding any provision to the contrary in this offer letter, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and to the extent payments due to you upon a Separation from Service are deemed to be “deferred compensation”, then to the extent delayed commencement of any

                    Initialed

www.dialogic.com
1515 Route 10 East, Parsippany, NJ 07054 USA

Human Resources: +1(973) 967-6607 Rosanne Sargent/ +1(973) 967-6254 Patty O’Brien; FAX: +1(781) 433-9226

Robert Dennerlein Offer Letter	Page 8 of 23	Date: September 6, 2013

portion of such payments (or delayed issuance of any shares subject to stock awards that are not themselves exempt from Code Section 409A) is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments will not be provided to you (or such shares issued) prior to the earliest of (i) the expiration of the twelve-month period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph will be paid in a lump sum to you, and any remaining payments due will be paid as otherwise provided herein or in the applicable agreement. No interest will be due on any amounts so deferred.

Further Conditions To Employment: As additional conditions of your employment, you must agree to conform to the rules and policies of Company. Prior to your Start Date, you will be required to review, sign, and return the following policies:

1.	EMPLOYEE NON-DISCLOSURE, CONFIDENTIALITY, & NON-SOLICITATION AGREEMENT – Exhibit A

2.	INVENTIONS AND SECRECY AGREEMENT – Exhibit B

3.	NON-COMPETITION AND NON-SOLICITATION AGREEMENT – Exhibit C

4.	CODE OF CONDUCT AND ETHICS, which includes language regarding Conflicts of Interest

5.	BRIBERY AND CORRUPTION POLICY

6.	WHISTLEBLOWER POLICY

7.	INFORMATION SECURITY POLICY

Exhibits A-C are included as part of this offer letter and may be amended by us from time to time without regard to this offer letter and contain provisions that are intended by us to survive and do survive termination or expiration of this offer letter. The remaining documents will be included in your New Hire Packet and this offer of employment is contingent upon receipt of these signed documents prior to your Start Date as well as the successful completion of reference checks currently being conducted by the Company. In the event these reference checks are not satisfactory to the Company you will be advised in writing and your offer of employment under this offer letter will immediately terminate and you will have no recourse against Company.

Furthermore you will also be required to sign and return the attached Arbitration Agreement within 21 days of the date of this offer letter. In the event you fail to sign and return any of the policies within the required time frame, your offer of employment under this offer letter will immediately terminate and you will have no recourse against Company.

As a new employee, you will be required to present, upon the commencement of your employment, documentation evidencing your identity and your authorization to work for the

                    Initialed

www.dialogic.com
1515 Route 10 East, Parsippany, NJ 07054 USA

Human Resources: +1(973) 967-6607 Rosanne Sargent/ +1(973) 967-6254 Patty O’Brien; FAX: +1(781) 433-9226

Robert Dennerlein Offer Letter	Page 9 of 23	Date: September 6, 2013

Company in the U.S. You may also be required to provide us with additional information from time to time.

Severability: If, for any reason, any provision of this offer letter is held invalid, the other provisions shall remain in effect to the extent permitted by law. Any provision that is found to be invalid shall be replaced by the closest permissible provision which reflects the intent of the original.

Confidentiality: You agree to keep the terms of this offer letter absolutely confidential.

This offer letter is open for acceptance through September 11, 2013. Please indicate your acceptance of these terms and conditions by initialing the bottom of each page and sign where indicated on page 10 and either faxing a copy of this offer letter to my attention at 781-433-9232 or PDFing a copy to my email at rosanne.sargent@dialogic.com. The originals can be finalized when you come to the office at 1515 Route Ten East, Parsippany, NJ, 07054.

We are excited to have you join the Company and look forward to having you as a part of the Dialogic Executive Team.

Best Regards,

DIALOGIC INC.

/s/ Rosanne M. Sargent                                          Date: 9/17/2013

Rosanne M. Sargent

SVP, Human Resources

Enclosures: Annex A Arbitration Agreement

                    Initialed

www.dialogic.com
1515 Route 10 East, Parsippany, NJ 07054 USA

Human Resources: +1(973) 967-6607 Rosanne Sargent/ +1(973) 967-6254 Patty O’Brien; FAX: +1(781) 433-9226

Robert Dennerlein Offer Letter	Page 10 of 23	Date: September 6, 2013

ACKNOWLEDGEMENT:

I have read, understood, and agree to all of the terms and conditions of employment as stated above. I acknowledge that my employment is at-will, and that just as I may choose to end my employment with Company at any time and for any reason, Company also has the right to end the employment relationship at any time and for any reason. I also understand that neither this offer letter, nor any of the policies or practices of Company, create a contract or any enforceable promises between myself and Company, and that Company reserve the right to change, modify or eliminate any of the terms, conditions, and/or benefits described in this offer letter and in their policies at any time, at their sole discretion and without any prior notice. By signing below, I also acknowledge that I am not subject to any obligation, including any non-competition or non-disclosure agreement with any person or entity that would preclude my working for Company in the position described above.

/s/ Robert Dennerlein	9/7/2013
Robert Dennerlein	Date:

                    Initialed

www.dialogic.com
1515 Route 10 East, Parsippany, NJ 07054 USA

Human Resources: +1(973) 967-6607 Rosanne Sargent/ +1(973) 967-6254 Patty O’Brien; FAX: +1(781) 433-9226

Robert Dennerlein Offer Letter	Page 11 of 23	Date: September 6, 2013

ANNEX A

AGREEMENT REGARDING MANDATORY

ARBITRATION OF ALL TERMINATION-RELATED DISPUTES (“Agreement”)

1. As a condition of your employment with Dialogic Inc. or any affiliates, successors or assigns, (“Dialogic”), it is agreed that, in the event that your employment with Dialogic terminates for any reason, any claim or dispute raised or asserted by you or by Dialogic that arises out of or relates to that termination shall be resolved exclusively by final and binding arbitration subject to the following terms and conditions:

(a) Except as may be otherwise provided below, the arbitration will be administered by the American Arbitration Association (“AAA”) under its National Rules for the Resolution of Employment Disputes (“Rules”). If you would like a copy of the Rules, you may obtain one from the Human Resources Department.

(b) A demand for arbitration must be received by the American Arbitration Association (“AAA”) within one (1) year from the date on which your employment with Dialogic terminated. Any statute prohibiting the shortening of any limitations period for the filing of any claim is hereby waived. However, no demand for arbitration may be made until thirty (30) days after a written notice, stating the nature of the claim or dispute and the relief sought, has first been provided. If such notice is provided by you it shall be sent to the Dialogic Human Resources Department, 1515 Route 10 East, Parsippany, NJ 07054 with a copy to the Dialogic Legal Department at 6700 Cote-de-Liesse, Suite 100, St. Laurent, Quebec, CANADA H4T 2B5 or to such other corporate representative as may be designated from time to time. If such notice is sent by Dialogic, it shall be sent to your address listed in Dialogic’s personnel records.

(c) The arbitration proceeding will be conducted at a place selected by Dialogic (located within twenty-five [25] miles of the Dialogic offices where you were last employed), before a single, neutral arbitrator, selected in accordance with the Rules. Dialogic shall pay the full cost of the arbitration if you prevail. If Dialogic prevails, you must pay half the cost of the arbitration or $500, whichever is less; provided, however, that such costs may be waived if you demonstrate, to the satisfaction of the arbitrator, that making such payment would be a financial hardship. Both you and Dialogic shall pay your own attorneys’ fees and costs, unless the arbitrator orders otherwise pursuant to applicable law.

(d) The law applicable to any claims or disputes subject to arbitration shall be the law of the state in which you were employed by Dialogic at the time your employment terminated. The arbitration proceeding shall be private and all information disclosed in the course of the arbitration shall be treated as confidential. The arbitrator’s opinion and award shall be final and binding and shall not be subject to judicial review, except to the limited extent provided by law. The arbitrator’s opinion and award shall also be treated as confidential. However, in the event

                    Initialed

www.dialogic.com
1515 Route 10 East, Parsippany, NJ 07054 USA

Human Resources: +1(973) 967-6607 Rosanne Sargent/ +1(973) 967-6254 Patty O’Brien; FAX: +1(781) 433-9226

Robert Dennerlein Offer Letter	Page 12 of 23	Date: September 6, 2013

that either party attempts to institute litigation with respect to any matter that has been addressed by arbitration or subject to the terms of this Agreement, the opinion and award may be used or disclosed for the limited purpose of precluding and/or defending such litigation.

2. The claims or disputes that are subject to this Agreement include, but are not limited to, any claim of discriminatory discharge, retaliatory discharge, constructive discharge, discharge in breach of an express or implied contract, or wrongful discharge arising under the common law of the state where you were employed by Dialogic, the constitution of that state or the United States Constitution, or under any other state or federal regulation, executive order or statute (including, but not limited to, any law regarding discrimination in employment on the basis of age, race, gender, disability or handicap, religion, or national origin, and any law regarding whistleblower claims). The termination claims and disputes subject to arbitration include those against Dialogic or its affiliated companies and related claims or disputes involving or against any officer, director, agent or employee of Dialogic or Dialogic affiliated companies In the event that a demand for arbitration is made regarding a termination claim or dispute, then any other claim or dispute between you and Dialogic (including claims not relating to your termination) that would have been timely under the applicable statute of limitations will also be subject to this arbitration agreement and must also be included in the demand for arbitration if it is to be pursued (with the exception of claims for workers’ compensation).

3. THIS AGREEMENT DOES NOT CREATE A CONTRACT OF EMPLOYMENT BETWEEN YOU AND DIALOGIC, NOR DOES IT PROVIDE A GUARANTEE OF EMPLOYMENT WITH DIALOGIC FOR ANY SPECIFIED DURATION OF TIME. IT IS UNDERSTOOD AND AGREED THAT YOUR EMPLOYMENT WITH DIALOGIC IS AT-WILL AND MAY BE TERMINATED AT ANY TIME WHETHER WITH OR WITHOUT CAUSE.

4. BY SIGNING THIS AGREEMENT YOU ARE AGREEING THAT ALL CLAIMS OR DISPUTES SUBJECT TO ARBITRATION WILL BE DECIDED BY AN ARBITRATOR. YOU UNDERSTAND AND ACKNOWLEDGE THAT YOU ARE GIVING UP YOUR RIGHT TO A JURY TRIAL OR COURT TRIAL WITH REGARD TO THOSE CLAIMS.

5. This Agreement shall not prevent Dialogic from instituting an action in court for the purpose of protecting confidential and/or proprietary business information or inventions, enforcing a non-solicitation provision, and/or retrieving any Company property. For this limited purpose, you agree to submit to personal jurisdiction in any court in the state in which you were last employed by Dialogic.

6. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of the Agreement shall remain in full force and effect and the validity and enforceability of the remaining provisions shall not be affected.

7. By signing this Agreement, you expressly acknowledge that you have had an adequate opportunity to review and consider the Agreement before signing it, including an opportunity to

                    Initialed

www.dialogic.com
1515 Route 10 East, Parsippany, NJ 07054 USA

Human Resources: +1(973) 967-6607 Rosanne Sargent/ +1(973) 967-6254 Patty O’Brien; FAX: +1(781) 433-9226

Robert Dennerlein Offer Letter	Page 13 of 23	Date: September 6, 2013

consult with an attorney of your choice if you wished to do so, and that you are signing this Agreement voluntarily and with the intent to be bound by its terms.

DIALOGIC INC.		EMPLOYEE:

/s/ Rosanne M. Sargent		/s/ Robert Dennerlein
Signature		Signature

By:	Rosanne M. Sargent SVP, Human Resources	Name: Robert Dennerlein

Date:	9/17/2013	Date:	9/7/2013

                    Initialed

www.dialogic.com
1515 Route 10 East, Parsippany, NJ 07054 USA

Human Resources: +1(973) 967-6607 Rosanne Sargent/ +1(973) 967-6254 Patty O’Brien; FAX: +1(781) 433-9226

EXHIBIT A

EMPLOYEE NON-DISCLOSURE, CONFIDENTIALITY, & NON-SOLICITATION AGREEMENT

(“Agreement”)

In consideration of my appointment with Dialogic Inc., or with any other corporation, partnership, association, trust or joint venture, affiliated, in participation with or controlled by Dialogic Inc. in the United States, Canada or in any other country (without differentiation, hereinafter collectively called the “Company”):

Non-Disclosure & Confidentiality

For purposes of this Agreement and in connection with my appointment with the Company, Confidential Information shall mean information including, but not limited to, any records, data or information concerning inventions, engineering drawings, designs, processes, methods, trade secrets, or manufacturing techniques, software programs, product specifications, product roadmaps and plans, system configuration, government classified business, customer lists and other customer-related information, cost and price information, legal information, finance information, human resources information, supplier lists and other supplier-related information, or any other information not disseminated to the public relating to the Company’s business, affairs or plans of the business, affairs or plans of the Company’s customers or suppliers (all of which is collectively referred to herein as “Confidential Information”).

I acknowledge that I have or will have access, while providing services to the Company, to Confidential Information relating to the business, affairs, clients and suppliers of the Company and its clients. I hereby agree that both during and subsequent to my appointment with the Company, I will not disclose to any other person whatsoever any Confidential Information which I learned in the course of my appointment, whether such Confidential Information belongs to the Company or any third party, except as required by my appointment with the Company or by applicable law. I also agree that both during and subsequent to my appointment with the Company, I will not use any Confidential Information in any way contrary to the best interests of the Company, I will treat and protect all Confidential Information with a high standard of care, and I will not directly or indirectly divulge, use, or exploit any Confidential Information (except in the normal course of my appointment with the Company) to or for the benefit of myself or any other person whatsoever, except with the express prior written consent of an authorized representative of the Company.

I understand and agree that at the time of leaving the employ of the Company, except for material published and disseminated for distribution to the public, I will deliver to the Company (to an officer designated by my superior) and will not keep in my possession or deliver to anyone else, all drawings, prints, notes, memoranda, specifications, devices, samples, documents, or any other material containing or disclosing any of the matters constituting Confidential Information.

I understand and agree that all business documentation on any computer that will be created in association with my appointment at the Company (including but not limited to E-mail, Word documents and Excel spreadsheets) are the property of the Company. I agree that upon the termination of my appointment, all such computer documentation shall be delivered to my supervisor or to a representative of the Human Resources Department. At any time during the course of my appointment, the Company may reasonably request to back up such information on to the server or otherwise request a copy of such information.

                    Initialed

www.dialogic.com
1515 Route 10 East, Parsippany, NJ 07054 USA

Human Resources: +1(973) 967-6607 Rosanne Sargent/ +1(973) 967-6254 Patty O’Brien; FAX: +1(781) 433-9226

Robert Dennerlein Offer Letter	Page 15 of 23	Date: September 6, 2013

I also understand and agree that the Company is only interested in my abilities, skills, general knowledge and expertise that I have developed through my work history and I certify that I will not bring with me to the Company or share with the Company the confidential information, if any exists, of any of my former employers.

Non-Solicitation

I understand that the employees including the dispatched employees of the Company constitute a valuable asset of the company and I agree that during the two years subsequent to the termination of my appointment with the Company, I will make no attempt to contact any person who is at that time working for the Company as a direct employee of the Company or otherwise for the explicit or implicit purpose of soliciting or encouraging them to seek other employment.

In the event any one or more of the provisions of this Agreement shall be declared to be illegal or unenforceable, such illegality or unenforceability shall not affect the validity or the enforceability of any other provisions of this Agreement, and the illegal or invalid provisions shall be construed as limited to the minimum extent possible to cure said illegality or invalidity.

The present Agreement is governed by the laws of the state in which I am employed by the Company, with the exception of its conflict of laws provisions.

EMPLOYEE

/s/ Robert Dennerlein
Signature

Robert Dennerlein
Printed Name

9/7/2013
Date

                    Initialed

www.dialogic.com
1515 Route 10 East, Parsippany, NJ 07054 USA

Human Resources: +1(973) 967-6607 Rosanne Sargent/ +1(973) 967-6254 Patty O’Brien; FAX: +1(781) 433-9226

EXHIBIT B

DIALOGIC INC.

INVENTION AND SECRECY AGREEMENT (“Agreement”)

In consideration of my appointment with Dialogic Inc. or with any other corporation, partnership, association, trust or joint venture, affiliated, in participation with or controlled by Dialogic Inc. (hereinafter collectively referred to as “Dialogic” with any specific reference which should not be read in the collective meaning the specific employer company), I agree as follows (in addition to any other obligations required of me pursuant to the nature of my appointment):

1.	During the period of my employment, to promptly and fully communicate in writing to Dialogic (to such department or officer of Dialogic as it may direct from time to time) any and all creations, ideas, designs, processes, inventions, improvements, discoveries, developments and the like, made, acquired, obtained, created or conceived by me, either solely or jointly with others during such period, related to the scope of my employment or using Dialogic’ resources or equipment at any time, or which relate to the business of Dialogic or its affiliated or associated companies, whether or not such creations, ideas, designs, processes, inventions, improvements, discoveries, developments and the like are patentable or copyrightable or used by Dialogic (the “Inventions”). I do hereby acknowledge that Dialogic shall be the sole owner of any and all rights, title and interests in and to the said Inventions and hereby assign any and all of my rights, title and interests in and to the said Inventions, including without limitation any and all intellectual property rights therein, and the right to sue for past, present and future infringement, in any and all countries, to Dialogic or to such persons or parties as Dialogic may designate. I hereby waive any and all moral rights in and to all works, past and future, created in the course of my employment.

2.	During the period of my employment and at any time thereafter, I undertake to execute any and all documents, assignments, instruments and other papers, to make any proper oath, and to accomplish any and all acts which Dialogic may deem necessary for securing and protecting the rights, title and interests of Dialogic in such Inventions; and I further agree that I will (but at no out-of-pocket cost to me) assist Dialogic in any and all administrative and legal proceedings before intellectual property offices, courts and other bodies involving the said Inventions or any and all intellectual property right which may evolve there from, including without limitation, patents, patent applications, trade secrets, copyrights, and copyright applications.

3.	I certify that as of this date, I have no inventions, improvements, discoveries or developments falling within the scope of this Agreement which were made prior to the date of my employment and which I own either totally or in part (the “Prior Inventions”) except as follows:

which Prior Inventions shall not be assigned under this Invention and Secrecy Agreement. However, if I incorporate a Prior Invention into an Invention, I hereby grant to Dialogic a nonexclusive, irrevocable, perpetual, worldwide license to make, have made, modify, use, offer to sell, sell, import and to otherwise

                    Initialed

www.dialogic.com
1515 Route 10 East, Parsippany, NJ 07054 USA

Human Resources: +1(973) 967-6607 Rosanne Sargent/ +1(973) 967-6254 Patty O’Brien; FAX: +1(781) 433-9226

Robert Dennerlein Offer Letter	Page 17 of 23	Date: September 6, 2013

fully exploit such Prior Invention as a part of or in connection with such Invention, with the right to grant sublicenses of any or all such rights to others, without further compensation or royalty due to me from Dialogic or any successor or assign. If by incorporating a Prior Invention into an Invention, I create new, including but not limited to patentable or copyrightable subject matter (“New Invention”), said New Invention will be treated as an Invention as set forth herein.

4.	I acknowledge and agree that Dialogic is only interested in my abilities, skills, general knowledge and expertise that I have developed through my work history and I certify that I am not bringing with me to Dialogic any confidential information or other proprietary information of a former employer or former or existing client or any other third party and will not, in the performance of my duties for Dialogic, use any confidential information or other proprietary information of any former employer or former or existing client or any other third party without the prior written consent of such client or third party.

5.	I acknowledge that Dialogic is also the owner of various intellectual property (including but not limited to industrial designs, inventions, trademarks, copyrights, patents, trade secrets whether registered or unregistered) and I agree never during or after my employment to make use of those intellectual property rights except as directed by Dialogic and in any case solely for the benefit of Dialogic.

6.	The obligations contained herein shall continue beyond the termination of my employment, irrespective of the cause of termination.

7.	This Agreement shall be governed and interpreted by the laws of the state in which I am employed.

8.	In the event any one or more of the provisions of this Agreement shall be declared to be illegal or unenforceable, such illegality or unenforceability shall not affect the validity or the enforceability of any other provisions of this Agreement, and the illegal or invalid provisions shall be construed as limited to the minimum extent possible to cure said illegality or invalidity.

I have carefully read this Invention and Secrecy Agreement, I understand it and hereby agree to abide by any and all of its terms.

EMPLOYEE

/s/ Robert Dennerlein
Signature

Robert Dennerlein
Printed Name

9/7/2013
Date

                    Initialed

www.dialogic.com
1515 Route 10 East, Parsippany, NJ 07054 USA

Human Resources: +1(973) 967-6607 Rosanne Sargent/ +1(973) 967-6254 Patty O’Brien; FAX: +1(781) 433-9226

Robert Dennerlein Offer Letter	Page 18 of 23	Date: September 6, 2013

EXHIBIT C

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This NON-COMPETITION AND NON-SOLICITATION AGREEMENT (the “Agreement”) is made and entered into this         day of September 2013 (the “Effective Date”), by and between Dialogic Inc. (the “Company”), and Robert Dennerlein, an individual ( “Executive”).

RECITALS

In connection with Executive’s hiring into the role of EVP, Finance and Chief Financial Officer for the Company as set forth in the letter agreement effective September       , 2013 (the “Offer Letter”), the Company has required that Executive enter into this Agreement.

In his new role, Executive will obtain extensive and valuable knowledge and confidential information concerning the business of the Company and its affiliated companies.

AGREEMENT

In consideration of Executive’s hiring, Executive hereby agrees as follows:

1.	NATURE OF AGREEMENT

1.1 Executive and the Company intend this Agreement to be an agreement of non-competition and non-solicitation only. Executive’s employment with the Company is at-will which means that either Executive or the Company may terminate the employment relationship at any time for any reason. This at-will relationship may not be modified or varied in any way except by a written agreement signed by the Board of Directors of the Company. Executive agrees that neither the provisions set forth in this Agreement nor any other written or verbal communications between the Company and Executive as of the date of this Agreement has created or is intended to create a contract of employment or a promise to provide any benefits.

1.2 This Agreement contains obligations that survive termination of the employment relationship between Executive and the Company.

2.	DEFINITIONS. As used in this Agreement, the following terms will have the following meanings:

2.1 “Competitor” is any entity that designs, develops, markets or sells, or is preparing to design, develop, market or sell a Conflicting Service, which, as of the Effective Date, is limited to Acme Packet, Audiocodes, Genband, Huawei, Radisys, Sonus, and Tekelec. The Board of Directors of the Company may, in good faith, unilaterally edit this list of Competitors from time to time as

                    Initialed

www.dialogic.com
1515 Route 10 East, Parsippany, NJ 07054 USA

Human Resources: +1(973) 967-6607 Rosanne Sargent/ +1(973) 967-6254 Patty O’Brien; FAX: +1(781) 433-9226

Robert Dennerlein Offer Letter	Page 19 of 23	Date: September 6, 2013

the Company’s business or its affiliates’ business changes and as new entities enter the marketplace for Competitive Services.

2.2 “Conflicting Service” means any product, service, or process or the research and development thereof, of any person or organization other than the Company or its affiliates that directly competes with a product, service, or process, including the research and development thereof, of the Company or its affiliates with which Executive worked directly or indirectly during Executive’s employment by the Company or about which Executive acquired Confidential Information during Executive’s employment by the Company.

2.3 “Customer or Potential Customer” is any person or entity who or which, at any time during the one (1) year prior to the date Executive’s employment with the Company ends, (i) contracted for, was billed for, or received from the Company or its affiliates any product, service or process with which Executive worked directly or indirectly during Executive’s employment by the Company or about which Executive acquired Confidential Information; or (ii) was in contact with Executive or in contact with any other employee, owner, or agent of the Company or its affiliates, of which contact Executive was or should have been aware, concerning any product, service or process with which Executive worked directly or indirectly during Executive’s employment with the Company or about which Executive acquired Confidential Information; or (iii) was solicited by the Company or its affiliates in an effort in which Executive was involved or of which Executive was or should have been aware.

2.4 “Confidential Information” shall have the meaning set forth in the Non-Disclosure, Confidentiality and Non-Solicitation Agreement by and between Executive and the Company dated September         , 2013, a copy of which is attached to the offer letter as Exhibit A.

2.5 “Invention Agreement” shall mean the Invention and Secrecy Agreement by and between Executive and the Company dated September         , 2013, a copy of which is attached to the offer letter as Exhibit B.

2.6 “Non-Disclosure Agreement” shall mean the Non-Disclosure, Confidentiality and Non-Solicitation Agreement by and between Executive and the Company dated September         , 2013, a copy of which is attached to the offer letter as Exhibit A.

3.	NON-COMPETITION

3.1 Duty of Loyalty During Employment. Executive agrees that during the period of his employment by the Company, Executive will not, without the Company’s express written consent, directly or indirectly engage in any employment or business activity that is directly or indirectly competitive with, or would otherwise conflict with, his employment by the Company.

3.2 No Competition. Executive covenants and agrees that, during the period of Executive’s employment with the Company and for the twelve (12) month period after the date

                    Initialed

www.dialogic.com
1515 Route 10 East, Parsippany, NJ 07054 USA

Human Resources: +1(973) 967-6607 Rosanne Sargent/ +1(973) 967-6254 Patty O’Brien; FAX: +1(781) 433-9226

Robert Dennerlein Offer Letter	Page 20 of 23	Date: September 6, 2013

Executive’s employment ends for any reason, including but not limited to voluntary termination by Executive or involuntary termination by the Company, the Executive shall not, directly or through others:

(a) Compete with the Company or its affiliates by working for a Competitor as an employee, consultant, advisor, independent contractor, or in any other capacity.

(b) Solicit, perform, provide or attempt to perform or provide any Conflicting Services for a Customer or Potential Customer.

4.	NON-SOLICITATION

4.1 No Hire of Employees. Executive covenants and agrees that, during the period of Executive’s employment with the Company and for the twelve (12) month period after the date Executive’s employment ends for any reason, including but not limited to voluntary termination by Executive or involuntary termination by the Company, Executive will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others (except on behalf of the Company), hire, employ, or engage in business with or attempt to hire, employ, or engage in business with any person employed by the Company or its affiliates or who has left the employment of the Company or its affiliates within the preceding three (3) months of any such prohibited activity or discuss any potential employment or business association with such person, even if Executive did not initiate the discussion or seek out the contact.

4.2 No Solicitation of Customer or Consultants. Executive covenants and agrees that, during the period of Executive’s employment with the Company and for the twelve (12) month period after the date Executive’s employment ends for any reason, including but not limited to voluntary termination by Executive or involuntary termination by the Company, Executive will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others (except on behalf of the Company), solicit, induce or attempt to induce any Customer or Potential Customer, or any consultant or independent contractor with whom Executive had direct or indirect contact during Executive’s employment with the Company or whose identity Executive learned as a result of Executive’s employment with the Company, to terminate, diminish, or materially alter in a manner harmful to the Company or its affiliates its relationship with the Company or its affiliates.

5.	REASONABLENESS OF RESTRICTIONS.

5.1 Company’s Legitimate Business Interest. Executive agrees that Executive has read this entire Agreement and understands it. Executive agrees that this Agreement does not prevent Executive from earning a living or pursuing Executive’s career. Executive agrees that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests. Executive represents and agrees that Executive is

                    Initialed

www.dialogic.com
1515 Route 10 East, Parsippany, NJ 07054 USA

Human Resources: +1(973) 967-6607 Rosanne Sargent/ +1(973) 967-6254 Patty O’Brien; FAX: +1(781) 433-9226

Robert Dennerlein Offer Letter	Page 21 of 23	Date: September 6, 2013

entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

5.2 Modifications and Amendments. In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, Executive and the Company agree that the court shall read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law. If the court declines to enforce this Agreement in the manner provided in the preceding sentence, Executive and the Company agree that this Agreement will be automatically modified to provide the Company with the maximum protection of its business interests allowed by law and Executive agrees to be bound by this Agreement as modified.

6.	LEGAL AND EQUITABLE REMEDIES

6.1 Remedies. Executive agrees that it may be impossible to assess the damages caused by Executive’s violation of Sections 3 and 4 of this Agreement. Executive agrees that any threatened or actual violation of Sections 3 and 4 of this Agreement will constitute immediate and irreparable injury to the Company and the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach or threatened breach of this Agreement.

6.2 Attorneys’ Fee Award. Each party agrees that if the other party is successful in whole in any legal or equitable action under this Agreement, the prevailing party shall be entitled to payment of all costs, including reasonable attorney’s fees, from the other party.

6.3 Extension of Restricted Period. In the event the Company enforces this Agreement through a court order, Executive agrees that the restrictions of Sections 3 and 4 shall remain in effect for a period of twenty-four (24) months from the effective date of the order enforcing the Agreement.

7.	MISCELLANEOUS

7.1 Entire Agreement. This Agreement supersedes all prior discussions and agreements among the parties with respect to the subject matter hereof and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof. The parties have entered into a separate Non-Disclosure Agreement and a separate Inventions Agreement. These separate agreements govern other aspects of the relationship between the parties, may be amended or superseded by the Parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

                    Initialed

www.dialogic.com
1515 Route 10 East, Parsippany, NJ 07054 USA

Human Resources: +1(973) 967-6607 Rosanne Sargent/ +1(973) 967-6254 Patty O’Brien; FAX: +1(781) 433-9226

Robert Dennerlein Offer Letter	Page 22 of 23	Date: September 6, 2013

7.2 Survival. The provisions of this Agreement shall survive the termination of Executive’s employment, regardless of the reason, and the assignment of this Agreement by the Company to any successor in interest or other assignee.

7.3 Governing Law. This Agreement shall be construed and governed by the internal laws of the State of New Jersey without giving effect to principles of conflicts of law. The Parties expressly consent to the personal jurisdiction and venue of the state and federal courts located in New Jersey for any lawsuit filed there against Executive by Company arising from or related to this Agreement.

7.4 Severability. If any provision of this Agreement shall be determined by a court of competent jurisdiction to be void and of no effect, the provisions of this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision, and this Agreement as so amended or modified shall not be rendered unenforceable or impaired, but shall remain in force to the fullest extent possible in keeping with the intention of the parties hereto. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

7.5 Successors and Assigns. This Agreement is for Executive’s benefit and the benefit of the Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon Executive’s heirs, executors, administrators and other legal representatives.

7.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

7.7 Amendments. Any amendment to this Agreement must be in writing executed by, or on behalf of, all of the parties hereto.

7.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

[signatures to follow on next page]

                    Initialed

www.dialogic.com
1515 Route 10 East, Parsippany, NJ 07054 USA

Human Resources: +1(973) 967-6607 Rosanne Sargent/ +1(973) 967-6254 Patty O’Brien; FAX: +1(781) 433-9226

Robert Dennerlein Offer Letter	Page 23 of 23	Date: September 6, 2013

IN WITNESS WHEREOF, the Executive has executed this Agreement, and the Company has caused this Agreement to be executed, as of the date first written above.

DIALOGIC INC.

By:	/s/ Rosanne Sargent	Date: 9/17/2013
Rosanne Sargent SVP, Human Resources

EXECUTIVE:

/s/ Robert Dennerlein		Date: 9/7/2013
Robert Dennerlein

                    Initialed

www.dialogic.com
1515 Route 10 East, Parsippany, NJ 07054 USA

Human Resources: +1(973) 967-6607 Rosanne Sargent/ +1(973) 967-6254 Patty O’Brien; FAX: +1(781) 433-9226